CONTACT: John D. Liu
         Chief Financial Officer
         Greenhill & Co., Inc.
         (212) 389-1800

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                     GREENHILL ANNOUNCES INITIAL CLOSING OF
                     --------------------------------------
                         ITS FIRST VENTURE CAPITAL FUND
                         ------------------------------

    --Two Experienced Venture Capital Investment Professionals Join Greenhill
                             as Managing Directors--

NEW YORK, NY, April 5, 2006 - - Greenhill & Co., Inc. [NYSE:GHL] announced today that it has completed the initial closing of its first venture capital fund,
Greenhill SAVP, L.P. and related funds (the "Fund"), which will focus on early stage investments in companies in the greater New York Tri-State area. Total committed capital for the Fund as of this initial closing is $80 million.

The Fund expects to focus exclusively on early stage investments in companies that offer technology-enabled services or business information services which leverage existing technology to solve a business problem or create substantially improved efficiency.

The Fund will be managed primarily by the two Co-Chairmen of the Investment
Committee, Steve Brotman and Brian Hirsch, who have joined the firm as Managing
Directors. They are experienced venture capital investment professionals who founded, developed and were the sole partners of SAVP, a venture capital fund.
Prior to SAVP, Mr. Brotman was the founder, CEO and Chairman of AdOne Classified
Network. Mr. Hirsch was formerly a Principal at Sterling Venture Partners and a
Vice President at ABN AMRO Private Equity before joining SAVP as a partner.

Robert F. Greenhill, Chairman and Chief Executive Officer of Greenhill, said,
"We are pleased to announce the creation of this venture capital fund as an important expansion of our merchant banking business. Steve Brotman and Brian
Hirsch bring us considerable experience and a strong track record in the venture capital area. As with our past merchant banking funds, both Greenhill and its professionals are committing substantial capital to the Fund, which signals our confidence and creates a close alignment of interests with our outside investors."

Steve Brotman said, "We are very excited about being part of the Greenhill platform which we believe will strengthen our capabilities in the New York area venture capital community."

Brian Hirsch added, "Greenhill SAVP will be able to draw on a wide breadth of relationships and resources, and together we believe we will be better able to capitalize on the substantial opportunities that exist in this area."

Greenhill & Co. has committed $11 million of the capital raised, and Greenhill's managing directors and other professionals have personally committed a further
$20 million. The remainder of the committed capital was raised from a variety of institutional investors, as well as from wealthy families and corporate executives. Committed capital is expected to be drawn down from time to time over an investment period of up to five years to fund investments by the Fund.

Greenhill & Co., Inc., founded in 1996, is a leading independent investment bank that provides advice on significant mergers, acquisitions and restructurings and manages merchant banking funds. It acts for clients located throughout the world from its offices in New York, London, Frankfurt and Dallas.

                                                    # # #